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                                                                EXHIBIT 23




The Board of Directors
ARV Assisted Living, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-95712) on Form S-1 of ARV Assisted Living, Inc. of our report dated May 25, 1996, relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of March 31, 1996, and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996, annual report on Form 10-K of ARV Assisted Living, Inc.


                                                KPMG Peat Marwick LLP

Orange County, California
June 27, 1996